Exhibit 99.24(b)(4)(d)

403(b) ANNUITY ENDORSEMENT

This Endorsement is attached to and made a part of the Annuity Contract (the “Contract”) issued by Southern Farm Bureau Life Insurance Company (the “Issuer”) to qualify the Contract as a tax-sheltered annuity under Section 403(b) of the Internal Revenue Code (the “Code”), as the same may be amended or supplemented from time to time. If any provisions of the Contract conflict with the Endorsement, the provisions of this Endorsement will apply.

ARTICLE I —DEFINITIONS

The following words and phrases, when used in this Endorsement with initial capital letters, shall have the meanings set forth below unless the context indicates that other meanings are intended.

1.01         Annuity: Means the 403(b)(1) Annuity established pursuant to this Endorsement and the underlying Contract for the benefit of the 403(b) Owner and, when the context so implies, refers to the assets, if any, then held by the Issuer hereunder.

1.02         Endorsement: Means this 403(b)(1) Annuity Endorsement.

1.03         Beneficiary: Means the person or persons designated by the 403(b) Owner in accordance with Article 3.04 of this Endorsement to receive any distributions from the Annuity upon the 403(b) Owner’s death.

1.04         Code: Means the Internal Revenue Code of 1986, as amended from time to time.

1.05         Compensation: Means the Compensation received from the 403(b) Owner’s Employer that is includible in income of the Employee as defined in Section 403(b)(3) of the Code. Compensation shall not exceed $200,000, as adjusted for increases in the cost-of-living in accordance with Section 401(a)(17)(B) of the Code.

1.06         Contract: Means the annuity contract used in conjunction with this Endorsement.

1.07         Issuer: Means Southern Farm Bureau Life Insurance Company.

1.08         Designated Beneficiary: Means the Beneficiary named as of the date of the 403(b) Owner’s death who remains a Beneficiary as of September 30th of the year following the year of the 403(b) Owner’s death.

1.09         Employee: Means any person who regularly performs services, or has performed services, for an Employer in exchange for Compensation. Notwithstanding the foregoing, neither a leased employee (as defined in Section 414(n)(6) of the Code) nor an independent contractor shall be considered an Employee.

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1.10         Employer: Means an entity described in Section 501(c)(3) of the Code which is exempt from tax under Section 501(a) of the Code, an educational organization described in Section 170(b)(1)(A)(ii) of the Code or any other entity eligible under Section 403(b)(1) of the Code to make Premiums to Annuities.

1.11         403(b) Owner: Means any Employee who has established an Annuity with the Issuer.

1.12         Premium: Means any payments made to the Annuity.

ARTICLE II —PREMIUM PAYMENTS

2.01         Elective Deferrals and Catch-Up Premiums:

a)     Elective Deferrals are Premiums made by the Employer to the Annuity on behalf of a 403(b) Owner under a salary reduction agreement. Elective Deferrals shall include Catch-Up Premiums made to the Annuity pursuant to Section 414(v) of the Code and the applicable regulations and other guidance of general applicability issued thereunder as described in Article 2.01(b) of this Endorsement. The 403(b) Owner shall designate the amount or percentage of such 403(b) Owner’s Compensation that is to be deferred pursuant to the salary reduction agreement. Such amount or percentage shall be effective until otherwise modified in writing by the 403(b) Owner. The 403(b) Owner may amend or terminate his or her salary reduction agreement at such times as may be permitted by the Employer.

The Elective Deferrals made for the 403(b) Owner shall be fully vested at all times. The 403(b) Owner may take a distribution of Elective Deferrals and earnings thereon at times specified in Article Three of this Endorsement.

b)    Catch-Up Premiums are Elective Deferrals made for a calendar year by a 403(b) Owner who has attained or will attain age 50 before the end of that calendar year which is in excess of a statutory or Employer-provided limit, consistent with Section 414(v) of the Code and the guidance thereunder. All 403(b) Owners who are eligible to make Elective Deferrals under this Endorsement shall be eligible to make Catch-Up Premiums in accordance with, and subject to the limitations of, Section 414(v) of the Code. Notwithstanding the foregoing, either the Employer or the Issuer may require a 403(b) Owner who is eligible to make Catch- Up Premiums to designate the amount or percentage of such 403(b) Owner’s Compensation which is to be deferred as a Catch-Up Contribution. Such Catch-Up Premiums will not be taken into account for purposes of the provisions of the Endorsement implementing the required limitations of Sections 402(g) and 415 of the Code. The Endorsement shall not be treated as failing to satisfy the requirements of Sections 403(b)(1) or 410(b) of the Code by reason of making such Catch-Up Premiums.

c)     If the 403(b) Owner elects to receive a distribution pursuant to Article 3.02 of this Endorsement, he or she shall cease making Elective Deferrals as described therein.

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2.02         Maximum Contribution Limits: In no event shall the Premiums to the Annuity for a tax year on behalf of the 403(b) Owner exceed the maximum amount permitted under current law or regulation.

a)     The maximum Premiums made during a tax year on behalf of the 403(b) Owner, when aggregated with other Premiums made through the 403(b) Owner’s Employer (or controlled group of Employers under Sections 414(b), (c), (m) or (o) of the Code), shall not exceed the limitations set forth in Section 403(b)(1) of the Code for that year.

b)    The maximum of all applicable elective deferrals (including Elective Deferrals made to this Annuity) made on the 403(b) Owner’s behalf during the 403(b) Owner’s tax year shall not exceed the limitations set forth in Section 402(g) of the Code.

c)     Notwithstanding any provision of this Endorsement to the contrary, effective December 12, 1994, Premiums, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

d)    Catch-Up Premiums under Section 414(v) of the Code will be subject to the maximum contribution limits of that section.

e)     The 403(b) Owner is solely responsible for determining his or her maximum annual Elective Deferrals.

2.03         Rollover to Annuity: The Issuer may accept eligible rollover distributions to the Annuity from a qualified plan described in Section 401(a) or 403(a) of the Code (other than after-tax employee contributions unless the rollover is a direct rollover), an annuity contract or custodial account described in Section 403(b) of the Code (other than after-tax employee contributions unless the rollover is a direct rollover), or an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. The Issuer may accept a rollover Premium of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or  408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

The Issuer may also accept eligible rollover distributions made to the 403(b) Owner as a surviving spouse, or as a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Section 414(p) of the Code.

No amount that is distributed on account of hardship will be an eligible rollover distribution, and the 403(b) Owner may not elect to have any portion of such a distribution paid directly to the Annuity.

The 403(b) Owner shall certify, in a manner acceptable to the Issuer, that such amounts are eligible rollover distributions. The Issuer shall not be responsible for determining whether any rollover is proper and reserves the right not to accept any rollovers.

2.04         Transfer to Annuity: The 403(b) Owner may transfer (or arrange for the transfer of) assets from another annuity contract or custodial account described in Section 403(b) of the Code to this Annuity. The 403(b) Owner shall certify, in a manner acceptable to the Issuer, that the transfer satisfies all current requirements for such a transaction. The Issuer shall not be responsible for determining whether any such transfer is proper and reserves the right not to accept any transfer.

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2.05         Employer Matching Premiums: If the Employer establishes a 403(b) plan under which Employer Premiums may be made to the Annuity, the Employer may make matching Premiums on behalf of the 403(b) Owner. The amount of the Premiums shall be set forth in the 403(b) plan document governing such Premiums. The amount of the Premiums shall not exceed any applicable federal or state limitations on such Employer Premiums, and shall be made in a nondiscriminatory manner as determined by applicable law and regulations.

ARTICLE III —PAYMENT OF BENEFITS

3.01         Limitations on Payment of Benefits: Subject to the limitations described in this Endorsement, the 403(b) Owner may request a distribution from the Annuity upon the occurrence of one of the following events:

a)	the 403(b) Owner’s attainment of age 59½;
b)	the 403(b) Owner’s disability within the meaning of Section 72(m)(7) of the Code;
c)	the 403(b) Owner’s death;
d)	the 403(b) Owner’s severance from employment; or
e)	the 403(b) Owner’s financial hardship, as described in Article 3.02 of the Endorsement.

All requests for withdrawal shall be in writing on a form provided by or acceptable to the Issuer. The method of distribution must be specified in writing. The tax identification number of the 403(b) Owner (or Beneficiary, if applicable) must be provided to the Issuer before it is obligated to make a distribution. Withdrawals shall be subject to all applicable tax and other laws and regulations, surrender changes and other investment related fees and withholding requirements.

3.02         Financial Hardship: For purposes of this Endorsement, “financial hardship” shall include a financial need incurred by the 403(b) Owner due to illness, temporary disability, purchase of a home, education expenses of the 403(b) Owner or any member of his or her immediate family or any other immediate and heavy financial need of the 403(b) Owner. No distributions on account of financial hardship shall exceed the amount determined to be required to meet the immediate financial need created by the hardship which cannot be otherwise reasonably accommodated from other resources of the 403(b) Owner. Any distribution made on account of the 403(b) Owner’s financial hardship shall be made to such 403(b) Owner in a single sum payment in cash pursuant to written instructions in a form acceptable to the Issuer, and delivered to the Issuer.

Hardship distributions may consist only of the amounts contributed pursuant to the 403(b) Owner’s salary reduction agreement, excluding the earnings on such Premiums.

The determination of whether a financial hardship exists shall be made by the 403(b) Owner and not the Issuer. A 403(b) Owner who requests a distribution on account of financial hardship shall certify, in a manner acceptable to the Issuer, that a financial hardship exists.

If the 403(b) Owner receives a hardship distribution, he or she will be prohibited from making any Elective Deferrals for a period of six months from the date of such distribution. If the 403(b) Owner received a hardship distribution before January 1, 2002, he or she will be prohibited from making any Elective Deferrals until the later of (1) six months from the date of such distribution, or (2) the date the Annuity becomes effective.

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3.03         Required Minimum Distributions:

a)     The 403(b) Owner must begin taking distributions from the Annuity no later than the 403(b) Owner’s required beginning date. The required beginning date for a 403(b) Owner shall be, at the election of the 403(b) Owner in a manner prescribed by the Employer, the first day of April of the calendar year following the calendar year in which the 403(b) Owner either attains age 701/2 or retires, whichever is later.

By that date, the 403(b) Owner may elect, in a manner acceptable to the Issuer, to have the interest in the Annuity distributed in either a single sum or in payments over a period not longer than the life of the 403(b) Owner or the joint lives of the 403(b) Owner and his or her Designated Beneficiary.

b)    Notwithstanding any provision of this Endorsement to the contrary, the distribution of the 403(b) Owner’s interest in the Annuity shall be made in accordance with the requirements of Section 408(b)(3) of the Code and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Annuity (as determined under Article 3.03(b)(4)) must generally satisfy requirements similar to the requirements of Section 408(a)(6) of the Code and the Income Tax Regulations thereunder, rather than paragraphs (1), (2) and (3) of this Article 3.03(b).

(1)   The entire interest of the 403(b) Owner for whose benefit the Annuity is maintained will commence to be distributed no later than the required beginning date over

(A)  the 403(b) Owner’s life or the lives of such 403(b) Owner and his or her Designated Beneficiary(ies), or

(B)  a period certain not extending beyond the 403(b) Owner’s life expectancy or the joint and last survivor expectancy of such 403(b) Owner and his or her Designated Beneficiary(ies).

Distributions must be made in periodic payments at intervals of no longer than one year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T.

(2)   The distribution periods described in paragraph (1) of this article cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Income Tax Regulations.

(3)   The first required distribution can be made as late as the required beginning date and must be the distribution that is required for one payment interval. The second distribution need not be made until the end of the next payment interval.

(4)   The value of the Annuity for purposes of this Section is the prior December 31st balance adjusted to include the amount of any outstanding rollovers and transfers under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Annuity, such as guaranteed death benefits.

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(5)   If the 403(b) Owner participates in two or more 403(b) arrangements, he or she may satisfy the minimum distribution requirements described above by taking from one 403(b) arrangement the amount required to satisfy the requirement for another in accordance with the regulations under Section 403(b)(10) of the Code.

(6)   Notwithstanding anything in this Endorsement to the contrary, distributions described in this Article 3.03 shall conform to the minimum distribution requirements of Section 403(b)(10) of the Code and the regulations thereunder. To the extent the IRS permits use of the required minimum distribution rules provided in either the 1987 or the 2001 Proposed Regulations under Section 403(b) of the Code, those rules, as specifically described in such regulations, may continue to be applied for the calendar year beginning on January 1, 2002.

With respect to distributions made for calendar years beginning on or after January 1, 2003, the minimum distribution requirements of Section 403(b)(10) of the Code in accordance with the final and temporary regulations thereunder shall apply.

(7)   If the value of the Annuity prior to 1987 is determinable, the pre-1987 amount need not be subject to a required minimum distribution until the calendar year the 403(b) Owner attains age 75, or such later date as may be allowed by law or regulation.

(8)   The 403(b) Owner acknowledges that it is his or her sole responsibility to satisfy the required minimum distribution rules. The 403(b) Owner agrees that the Issuer shall not be liable for any tax or penalty imposed upon the 403(b) Owner if the 403(b) Owner fails to receive any required minimum distribution from the Annuity.

(9)   If the 403(b) Owner fails to elect a method of distribution by his or her required beginning date the Issuer shall have complete and sole discretion to do any one of the following:

•      make no distribution until the 403(b) Owner provides a proper withdrawal request;

•      distribute the 403(b) Owner’s entire interest in a single sum payment;

•      distribute the 403(b) Owner’s entire interest over a period certain not extending beyond the 403(b) Owner’s life expectancy or the life expectancy of the 403(b) Owner and his or her Beneficiary; or

•      annuitize the Annuity within the parameters described in this Section.

The Issuer will not be liable for any penalties or taxes related to the 403(b) Owner’s failure to take a required minimum distribution.

c)     If the 403(b) Owner dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(1)   If the 403(b) Owner dies on or after the required beginning date for distributions, the remaining portion of such 403(b) Owner’s interest will continue to be distributed under the contract option chosen.

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(2)   If the 403(b) Owner dies before required distributions commence, such 403(b) Owner’s entire interest will be distributed at least as rapidly as follows:

(A)  If the Designated Beneficiary is someone other than the 403(b) Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the 403(b) Owner’s death, over the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of the 403(b) Owner’s death, or, if elected, in accordance with paragraph 3.03(c)(2)(C) of this Endorsement.

(B)   If the 403(b) Owner’s sole Designated Beneficiary is the 403(b) Owner’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the 403(b) Owner’s death (or by the end of the calendar year in which the 403(b) Owner would have attained age 70½, if later), over such spouse’s life, or, if elected, in accordance with paragraph 3.03(c)(2)(C) of this Endorsement. If the surviving spouse dies before required distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated Beneficiary’s remaining life expectancy determined using such Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph 3.03(c)(2)(C) of this Endorsement. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(C)   If there is no Designated Beneficiary, or, if applicable by operation of paragraph 3.03(c)(2)(A) or (2)(B) of this Endorsement, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the 403(b) Owner’s death (or the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph 3.03(c)(2)(B) of this Endorsement).

(D)  Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in paragraph 3.03(c)(2)(A) or (B) of this Endorsement and reduced by one for each subsequent year.

(3)  The value of the Annuity for purposes of this Section is the prior December 31st balance adjusted to include the amount of any outstanding rollovers and transfers under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Annuity, such as guaranteed death benefits.

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(4)   For purposes of paragraphs 3.03(c)(1) and (2) of this Endorsement, required distributions are considered to commence on the 403(b) Owner’s required beginning date, or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph 3.03(c)(2)(B) of this Endorsement. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Income Tax Regulations, the required distributions are considered to commence on the annuity starting date.

(5)   If the Beneficiary payment election described in Section 3.03(c) is not made by December 31st of the year following the year the 403(b) Owner dies, the Issuer reserves the right to elect, in its complete and sole discretion, to do any one of the following:

•      make no distribution until the Beneficiary(ies) provides a proper withdrawal request;

•      distribute the entire Annuity to the Beneficiary(ies) in a single sum payment; or

•      distribute the entire remaining interest to the Beneficiary(ies) pursuant to the applicable option in paragraphs 3.03(c)(1) or (2) of this Endorsement.

The Issuer will not be liable for any penalties or taxes related to the Beneficiary’s failure to take a required minimum distribution.

3.04         Designation of Beneficiary: The 403(b) Owner may designate one or more persons or entities as Beneficiary of his or her Annuity. This designation can only be made on a form provided by or acceptable to the Issuer, and it will only be effective when it is filed with the Issuer during the 403(b) Owner’s lifetime. Unless otherwise specified, each Beneficiary designation the 403(b) Owner files with the Issuer will cancel all previous ones. The consent of a Beneficiary(ies) shall not be required for the 403(b) Owner to revoke a Beneficiary designation. If the 403(b) Owner has designated both primary and contingent Beneficiaries and no primary Beneficiary(ies) survives the 403(b) Owner, the contingent Beneficiary(ies) shall acquire the designated share of the 403(b) Owner’s Annuity. If the 403(b) Owner does not designate a Beneficiary, or if all of the 403(b) Owner’s primary and contingent Beneficiary(ies) predecease the 403(b) Owner, the 403(b) Owner’s estate will be the Beneficiary.

The Issuer may allow, if permitted by state law, an original Beneficiary(ies) (the Beneficiary(ies) who is entitled to receive distribution(s) from an inherited Annuity at the time of the 403(b) Owner’s death) to name a successor Beneficiary(ies) for the inherited Annuity. This designation can only be made on a form provided by or acceptable to the Issuer, and it will only be effective when it is filed with the Issuer during the 403(b) Owner’s Beneficiary’s(ies’) lifetime. Unless otherwise specified, each Beneficiary designation form that the original Beneficiary(ies) files with the Issuer will cancel all previous ones. The consent of a successor Beneficiary(ies) shall not be required for the original Beneficiary(ies) to revoke a successor Beneficiary(ies) designation. If the original Beneficiary(ies) does not designate a successor Beneficiary(ies), his or her estate will be the successor Beneficiary. In no event shall the successor Beneficiary(ies) be able to extend the distribution period beyond that required for the original Beneficiary.

3.05         Distribution of Excess Amounts: If required or permitted by law or regulations, upon the request of the 403(b) Owner, the Issuer may distribute any excess amount to the 403(b) Owner. For purposes of this Section, an excess amount is the amount of any contribution made on behalf of the 403(b) Owner for the 403(b) Owner’s tax year that exceeds the maximum amount allowable as a contribution for such tax year, as described in Article 2.02 of this Endorsement.

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3.06         Eligible Rollover Distributions: At the election of the 403(b) Owner (or the surviving spouse Beneficiary of the 403(b) Owner) the Issuer shall pay any eligible rollover distribution to an eligible retirement plan (an individual retirement plan described in Section 408 of the Code, qualified retirement plan under Section 401(a) or 403(a) of the Code, another annuity contract or custodial account described in Section 403(b) of the Code, or an eligible plan under Section 457(b) of the Code maintained by a government employer) in a direct rollover for the 403(b) Owner (or Beneficiary). The definition of eligible retirement plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. No amount that is distributed on account of hardship will be an eligible rollover distribution, and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

The 403(b) Owner (or surviving spouse Beneficiary or former spouse) who desires such a direct rollover must specify the individual retirement plan, qualified plan, 403(b) plan, or eligible plan under Section 457(b) of the Code to which the eligible rollover distribution is to be paid, and satisfy such other reasonable requirements as the Issuer may impose.

ARTICLE IV —ADMINISTRATION

4.01         Duties of the Issuer: The Issuer shall have the following obligations and responsibilities:

a)     to hold Premiums received by it in the Annuity, invest such Premiums pursuant to the 403(b) Owner’s instructions and distribute Annuity assets pursuant to this Endorsement;

b)    to register any property held by it in its own name, or in nominal bearer form, that will pass delivery;

c)     to maintain records of all relevant information as may be necessary for the proper administration of the Annuity;

d)    to allocate earnings, if any, realized from such Premiums and such other data information as may be necessary; and

e)     to file such returns, reports and other information with the Internal Revenue Service and other government agencies as may be required of the Issuer under applicable laws and regulations.

4.02         Reports: As soon as practicable after December 31st of each calendar year, and whenever required by regulations under the Code, the Issuer shall deliver to the 403(b) Owner a written report of the Issuer’s transactions relating to the Annuity during the period from the last previous accounting, and shall file such other reports as may be required under the Code.

4.03         Issuer Not Responsible for Certain Actions: The Issuer has no duty to take any action with respect to the Annuity except upon the written instruction of the 403(b) Owner or the 403(b) Owner’s Beneficiary, if applicable. Further, the Issuer shall have no responsibility for determining the amount of or collecting Premiums to the Annuity made pursuant to this Endorsement; selecting the investments for the Annuity; determining the amount, character or timing of any distribution to the 403(b) Owner under this Endorsement; determining the 403(b) Owner’s maximum Premium amount; or maintaining or defending any legal action in connection with this Endorsement, unless agreed upon by the Issuer and the 403(b) Owner.

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4.04         Indemnification of Issuer: The 403(b) Owner acknowledges and agrees that nothing in this Endorsement shall be construed as conferring fiduciary status upon the Issuer. The Issuer shall not be required to perform any additional services unless specifically agreed to under the terms and conditions of this Endorsement, or as required under the Code and the regulations promulgated thereunder with respect to 403(b) plans. The 403(b) Owner agrees to indemnify and hold the Issuer harmless for any and all claims, actions, proceedings, damages, judgments, liabilities, costs and expenses, including attorney’s fees, arising from, or in connection with this Endorsement.

4.05         Issuer’s Fees and Expenses: The Issuer has the right to charge an annual service fee or other designated fees (e.g., a transfer or rollover fee) for maintaining the 403(b) Owner’s Annuity. In addition, the Issuer has the right to be reimbursed for all reasonable expenses, including legal expenses, it incurs in connection with the administration of the 403(b) Owner’s Annuity. The Issuer may charge the 403(b) Owner separately for any fees or expenses, or it may deduct the amount of the fees or expenses from the assets in the 403(b) Owner’s Annuity at its discretion. The Issuer reserves the right to charge any additional fees upon 30 days notice to the 403(b) Owner that the fee will be effective.

Any brokerage commission attributable to the assets in the 403(b) Owner’s Annuity will be charged to his or her Annuity. The 403(b) Owner cannot reimburse his or her Annuity for those commissions.

ARTICLE V —AMENDMENT OF ENDORSEMENT

By completion and submission of an executed Endorsement, the 403(b) Owner delegates to the Issuer all authority to amend this Endorsement by written notification from the Issuer to the 403(b) Owner as to any term hereof, at any time (including retroactively) to the extent necessary to satisfy the requirements of Section 403(b) of the Code (or related regulations). Any amendment the Issuer makes to comply with the Code and related regulations does not require the 403(b) Owner’s consent. The Issuer may also amend this Endorsement to the extent necessary or appropriate to permit the efficient administration of the Annuity. The 403(b) Owner will be deemed to have consented to such amendment unless, within 30 days from the date the Issuer mails the amendment, the 403(b) Owner notifies the Issuer in writing that he or she does not consent. No amendment shall be made which may operate to disqualify the Annuity under Section 403(b) of the Code.

ARTICLE VI —MISCELLANEOUS

6.01         Applicable Law: This Endorsement is established with the intention that it qualifies as an Annuity under Section 403(b) of the Code, and that Premiums to the same be treated accordingly. This Endorsement is subject to all applicable federal and state laws and regulations. If it is necessary to apply any state law to interpret and administer this Endorsement, the law of the Issuer’s domicile shall govern.

If any provision of this Endorsement shall for any reason be deemed invalid or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect, and shall not be invalidated. Neither the 403(b) Owner’s nor the Issuer’s failure to enforce at any time or for any period of time any of the provisions of this Endorsement shall be construed as a waiver of such provisions, or the 403(b) Owner’s right or the Issuer’s right thereafter to enforce each and every such provision.

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6.02         Nonalienation: Subject to Article 6.06 of the Endorsement below, the assets of the 403(b) Owner in his or her Annuity shall be not be subject to alienation, assignment, trustee process, garnishment, attachment, execution or levy of any kind, nor shall such assets be subject to the claims of the 403(b) Owner’s creditors.

6.03         Terms of Employment: Neither the fact of the implementation of this Endorsement nor the fact that an Employee has become a 403(b) Owner, shall give to such Employee any right to continued employment; nor shall either fact limit the right of the 403(b) Owner’s Employer to discharge or to deal otherwise with an Employee without regard to the effect such treatment may have upon the Employee’s rights as a 403(b) Owner under this Endorsement.

6.04         Notices and Change of Address: Any required notice regarding this Annuity will be considered effective when the Issuer sends it to the intended recipient at the last address which it has in its records. Any notice to be given to the Issuer will be considered effective when the Issuer actually receives it. The 403(b) Owner or the intended recipient must notify the Issuer of any change of address.

6.05         Restrictions on the Fund: The assets in the 403(b) Owner’s Annuity shall not be responsible for the debts, contracts or torts of any person entitled to distributions under this Endorsement.

6.06         Matters Relating to Divorce: Upon receipt of a domestic relations order, the Issuer may retain an independent third party to determine whether the order is a qualified domestic relations order pursuant to Section 414(p) of the Code.

6.07         Coordination with Plan: If the Endorsement is used in conjunction with a 403(b) plan sponsored by the 403(b) Owner’s Employer and any terms of the 403(b) plan and the Endorsement conflict, the terms of the 403(b) plan shall govern.

6.08         Representations and Responsibilities: The 403(b) Owner represents and warrants to the Issuer that any information he or she has given or will give the Issuer with respect to this Endorsement is complete and accurate. Further, the 403(b) Owner agrees that any directions he or she gives the Issuer, or action the 403(b) Owner takes will be proper under this Endorsement, and that the Issuer is entitled to rely upon any such information or directions. If the Issuer fails to receive directions from the 403(b) Owner regarding any transaction, or if the Issuer receives ambiguous directions regarding any transaction, or the Issuer, in good faith, believes that any transaction requested is in dispute, it reserves the right to take no action until further clarification acceptable to the Issuer is received from the 403(b) Owner or the appropriate government or judicial authority. The Issuer shall not be responsible for losses of any kind that may result from the 403(b) Owner’s directions to the Issuer or the 403(b) Owner’s actions or failures to act, and the 403(b) Owner agrees to reimburse the Issuer for any loss the Issuer may incur as a result of such directions, actions or failures to act. The Issuer shall not be responsible for any penalties, taxes, judgments or expenses the 403(b) Owner incurs in connection with the 403(b) Owner’s Annuity. The Issuer has no duty to determine whether the 403(b) Owner Premiums or distributions comply with the Code, regulations, rulings or this Endorsement. The Issuer may permit the 403(b) Owner to appoint, through written notice acceptable to the Issuer, an authorized agent to act on his or her behalf with respect to this Endorsement (e.g., attorney-in-fact, executor, administrator, investment manager); however, the Issuer has no duty to determine the validity of such appointment or any instrument appointing such authorized agent. The Issuer shall not be responsible for losses of any kind that may result from directions, actions or failures to act by the 403(b) Owner’s authorized agent, and the 403(b) Owner agrees to reimburse the Issuer for any loss it may incur as a result of such directions, actions or failures to act by the 403(b) Owner’s authorized agent.

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The 403(b) Owner will have 60 days after he or she receives any documents, statements or other information from the Issuer to notify the Issuer in writing of any errors or inaccuracies reflected in these documents, statements or other information. If the 403(b) Owner does not notify the Issuer within 60 days, the documents, statements or other information shall be deemed correct and accurate, and the Issuer shall have no further liability or obligation for such documents, statements, other information or the transactions described therein.

To the extent written instructions or notices are required under this Endorsement, the Issuer may accept or provide such information in any other form permitted by the Code or applicable regulations.

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

Secretary

Form A505 (3/05)	©2002 BISYS Retirement Services	Page 12